Filed Pursuant to Rule 433

Registration No. 333-223208

September 11, 2019

FREE WRITING PROSPECTUS

(To Prospectus dated February 26, 2018,

Prospectus Supplement dated February 26, 2018 and

Stock-Linked Underlying Supplement dated February 26, 2018)

Linked to the Least Performing of AT&T Inc.,Verizon Communications Inc., and Cisco Systems, Inc.

►	Annualized quarterly coupons of at least 8.50% per annum, payable quarterly in equal installments (at least 2.125%) (to be determined on the Pricing Date).

►	Callable quarterly at the principal amount plus the applicable coupon payment on any Call Observation Date if the Official Closing Price of each Underlying is at or above its Initial Value

►	If the Notes are not called and the Least Performing Underlying declines by more than 30.00%, there is full exposure to declines in the Least Performing Underlying, and you will lose all or a portion of your principal amount.

►	Approximate 1 year term if not called prior to maturity

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Yield Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-8 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $970.00 and $980.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-8 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.00% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms(1)

Principal Amount	$1,000 per Note
Term	Approximate 1 year term if not called prior to maturity.
Reference Asset	The common shares of AT&T Inc. (NYSE symbol: T), the common stock of Verizon Communications Inc. (NYSE symbol: VZ), and the common stock of Cisco Systems, Inc. (Nasdaq symbol: CSCO) (each an “Underlying” and together the “Underlyings”)
Call Feature	The Notes will be automatically called if the Official Closing Level of each Underlying is at or above its Initial Value on any Call Observation Date.(2)
In that case, you will receive a payment, per $1,000 Principal Amount of Notes, equal to the Principal Amount plus the final coupon payable on the corresponding Call Payment Date[2]
Coupon Rate	At least 2.125% per quarter (equivalent to at least 8.50% per annum, to be determined on the Pricing Date)

Barrier Value	With respect to each Underlying, 70.00% of its Initial Value
Payment at Maturity per Note

Unless the Notes are called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, in addition to the final coupon payment, calculated as follows:

■ If the Reference Return of each Underlying is greater than or equal to -30.00%:

$1,000.

■ If the Reference Return of any Underlying is less than -30.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).
If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will lose up to 100% of the Principal Amount at maturity.

Reference Return	With respect to each Underlying, Final Value – Initial Value Initial Value
Least Performing Underlying	The Underlying with the lowest Reference Return
Trade Date	September 13, 2019
Pricing Date	September 13, 2019
Original Issue Date	September 18, 2019
Final Valuation Date(3)	September 15, 2020
Maturity Date(3)	September 18, 2020
CUSIP/ISIN	40435UVW1/US40435UVW16

(1) As more fully described on page FWP-4.

(2) See page FWP-5 for Call Observation Dates, Call Payment Dates and Coupon Payment Dates.

(3) Subject to postponement as described under “Additional Terms of the Notes” in the accompanying Stock-Linked Underlying Supplement

The Notes

The Notes may be suitable for investors who believe that the price of the Underlyings will not decrease significantly over the term of the Notes and who seek fixed quarterly coupon payments (higher than the yield on traditional conventional debt securities with a similar term and issued by issuers with a credit rating similar to ours), as long as the Notes are not automatically called.

If the Official Closing Price of each Underlying is at or above its Initial Value on any Call Observation Date, your Notes will be called and you will receive a payment equal to 100% of the Principal Amount, together with the final coupon payment on the corresponding Call Payment Date.

If the Notes are not called and the Final Value of each Underlying is greater than or equal to its Barrier Value, you will receive a Payment at Maturity equal to the Principal Amount of the Notes plus the final coupon payment.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, although the final coupon payment will still be paid, you will lose 1% of your principal for every 1% decline in price of that Least Performing Underlying. In that case, you will lose up to 100% of the Principal Amount at maturity. Even with the coupon payments, your return on the Notes may be negative.

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Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been called and whether the Final Value of the Least Performing Underlying is greater than or equal to its Barrier Value. If your Notes are not called, you will lose some or all of your Principal Amount at maturity if the Final Value of the Least Performing Underlying is less than its Barrier Value. Even with the coupon payments, your return on the Notes will be negative.

Information about the Underlyings

AT&T Inc. is a communications holding company. The company, through its subsidiaries and affiliates, provides local and long-distance phone service, wireless and data communications, Internet access and messaging, IP-based and satellite television, security services, telecommunications equipment, and directory advertising and publishing.

Verizon Communications Inc. is an integrated telecommunications company that provides wire line voice and data services, wireless services, Internet services, and published directory information. The company also provides network services for the federal government including business phone lines, data services, telecommunications equipment and payphones.

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Cisco Systems, Inc. designs, manufactures, and sells Internet Protocol (based networking and other products related to the communications and information technology industry and provide services associated with these products and their use. The company provides products for transporting data, voice, and video within buildings, across campuses, and globally.

The graphs above illustrate the performance of the Underlyings from September 5, 2009 through Septemeber 5, 2019. Past performance is not necessarily an indication of future results. For further information on the Underlyings please see “Information Relating to the Underlyings” beginning on page FWP-14. We have derived all disclosure regarding the Underlyings from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Underlyings.

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HSBC USA Inc. Autocallable Yield Notes

This document relates to a single offering of Autocallable Yield Notes. The Notes will have the terms described in this document and the accompanying prospectus supplement, prospectus and Stock-Linked Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The common shares of AT&T Inc. (NYSE symbol: T), the common stock of Verizon Communications Inc. (NYSE symbol: VZ), and the common stock of Cisco Systems, Inc. (Nasdaq symbol: CSCO) (each an “Underlying” and together the “Underlyings”)
Trade Date:	September 13, 2019
Pricing Date:	September 13, 2019
Original Issue Date:	September 18, 2019
Final Valuation Date:	September 15, 2020, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be September 18, 2020. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Call Feature:	If the Official Closing Price of each Underlying is at or above its Initial Value on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount of Notes, equal to the Principal Amount plus the final coupon payment on the corresponding Call Payment Date.
Payment at Maturity:	Unless the Notes are called, on the Maturity Date, for each $1,000 Principal Amount of Notes, we will pay you the Final Settlement Value.
Final Settlement Value:

Unless the Notes are called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, in addition to the final coupon payment, calculated as follows:

■ If the Reference Return of the Least Performing Underlying is greater than or equal to -30.00%:

$1,000.

■ If the Reference Return of the Least Performing Underlyingis less than -30.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not called prior to maturity and the Final Value of the Least Performing Underlying is less than its Barrier Value, you may lose up to 100% of the Principal Amount. Even with the coupon payments, your return on the Notes may be negative in this case.

Least Performing Underlying:	The Underlying with the lowest Reference Return.
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value

Coupon Rate (payable quarterly):	At least 2.125% per quarter (equivalent to at least 8.50% per annum, to be determined on the Pricing Date).
Coupon Payment Dates:	Quarterly on December 18, 2019, March 18, 2020, June 18, 2020 and September 18, 2020, subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.

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Call Observation Dates:	December 13, 2019, March 13, 2020, June 15, 2020 and September 15, 2020, subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Call Payment Dates:	The Coupon Payment Date immediately following the applicable Call Observation Date, subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Initial Value:	With respect to each Underlying, its Official Closing Price on the Pricing Date.
Final Value:	With respect to each Underlying, its Official Closing Price on the Final Valuation Date.
Barrier Value:	With respect to each Underlying, 70.00% of its Initial Value.
CUSIP/ISIN:	40435UVW1/US40435UVW16
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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GENERAL

This document relates to the offering of Notes. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Underlyings, you should not construe that fact as a recommendation as to the merits of acquiring an investment in either of the Underlyings or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the Stock-Linked Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this document, beginning on page S-1 of the prospectus supplement and beginning on page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	Stock-Linked Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010772/tv486721_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENT ON THE NOTES

Call Feature

If the Official Closing Price of each Underlying is at or above its Initial Value on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount of Notes, equal to the Principal Amount plus the final coupon payment on the corresponding Call Payment Date.

Coupon

Unless the Notes are automatically called, on each Coupon Payment Date, for each $1,000 Principal Amount of Notes, you will be paid an amount equal to the product of (a) $1,000 multiplied by (b) the Coupon Rate. The expected Coupon Payment Dates are set forth above. The Coupon Payment Dates are subject to postponement for non-business days and other events as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement. For information regarding the record dates applicable to the coupons paid on the Notes, please see the section entitled “Description of Notes―Interest and Principal Payments―Recipients of Interest Payments” on page S-14 in the accompanying prospectus supplement.

The Coupon Rate will be at least 2.125% per quarter (equal to at least 8.50% per annum, to be determined on the Pricing Date), and to be paid in equal quarterly installments.

Maturity

Unless the Notes are called, on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment equal to the Final Settlement Value, plus the final coupon payment, determined as follows:

■ If the Reference Return of the Least Performing Underlying is greater than or equal to -30.00%:

$1,000 .

■ If the Reference Return of the Least Performing Underlyingis less than -30.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not called prior to maturity and the Final Value of the Least Performing Underlying is less than its Barrier Value, you may lose up to 100% of the Principal Amount. Even with the coupon payments, your return on the Notes may be negative in this case.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Official Closing Price of each Underlying will be at or above its Barrier Value on the Final Valuation Date.

▶	You are willing to invest in the Notes based on the fact that your maximum potential return is the coupons payable on the Notes.

▶	You do not seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

▶	You are willing to make an investment that is exposed to the potential downside performance of the Underlyings on a 1-to-1 basis if the Notes are not called and the Reference Return of the Least Performing Underlying is less than -30.00%.

▶	You are willing to lose up to 100% of the Principal Amount.

▶	You are willing to hold the Notes that will be automatically called on any Call Observation Date on which the Official Closing Price of each Underlying is at or above its Initial Value, or you are otherwise willing to hold the Notes to maturity.

▶	You are willing to forgo guaranteed interest payments on the Notes, and dividends or other distributions paid on either Underlying.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Official Closing Price of at least one Underlying will be below its Barrier Value on the Final Valuation Date.

▶	You are unwilling to invest in the Notes based on the fact that your maximum potential return is the coupons payable on the Notes.

▶	You seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

▶	You are unwilling to make an investment that is exposed to the potential downside performance of the Underlyings on a 1-to-1 basis if the Notes are not called and the Reference Return of the Least Performing Underlying is less than -30.00%.

▶	You seek an investment that provides full return of principal at maturity.

▶	You are unable or unwilling to hold the Notes that will be automatically called on any Call Observation Date on which the Official Closing Price of each Underlying is at or above its Initial Value, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶	You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on either Underlying.

▶	You seek an investment for which there will be an active secondary market.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and beginning on page S-1 of the accompanying Stock-Linked Underlying Supplement. Investing in the Notes is not equivalent to investing directly in either Underlying. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and Stock-Linked Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“—General Risks Related to Reference Stocks” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not guarantee any return of principal and you may lose your entire initial investment.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount of the Notes and you will lose 1% for each 1% that the Reference Return of the Least Performing Underlying is less than -30.00%.You may lose up to 100% of your investment at maturity. Even with the coupon payments, your return on the Notes may be negative in this case.

Your return on the Notes is limited to the principal amount plus the coupons, regardless of any appreciation in the price of the Underlyings.

For each $1,000 in principal amount of the Notes, you will receive $1,000 at maturity plus the final coupon payment if the Final Value of the Least Performing Underlying is equal to or greater than its Barrier Value, regardless of any appreciation in the prices of the Underlyings, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Underlyings during the term of the Notes.

You are exposed to the market risk of all of the Underlyings.

Your return on the Notes is not linked to a basket consisting of the 3 equity securities. Rather, it will be contingent upon the independent performance of each Underlying. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is potentially mitigated and diversified among all the components of the basket, you will be exposed to the risks related to all of the Underlyings. Poor performance by any Underlying over the term of the Notes may negatively affect your return and will not be offset or mitigated by any positive performance by the other Underlyings. If any Underlying has decreased to below its respective Barrier Value as of the Final Valuation Date, you will be fully exposed to the decrease in the Least Performing Underlying on a 1 to 1 basis, even if the other Underlyings have appreciated. Under this scenario, the payment at maturity will be less than 70.00% of the Principal Amount and could be zero. Accordingly, your investment is subject to the market risk of each of the Underlyings.

Because the Notes are linked to the performance of the Least Performing Underlying, you are exposed to greater risk of sustaining a significant loss on your investment than if the Notes were linked to just one Underlying.

The risk that you will suffer a significant loss on your investment is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just one Underlying. With 3 Underlyings, it is more likely that one of the Underlyings will close below its respective Barrier Value on the Final Valuation Date, than if the Notes were linked to only one Underlying. Therefore, it is more likely that you will suffer a significant loss on your investment. In addition, because each Underlying must close above its Initial Value on a quarterly Call Observation Date in order for the Notes to be called prior to maturity, the Notes are less likely to be called than if the Notes were linked to just one Underlying.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payments to be made on the Notes, including any coupons and any return of principal at maturity or upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

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The Notes may be called prior to the Maturity Date.

If the Notes are automatically called early, the holding period over which you may receive coupon payments could be as little as 3 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 3 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The amount payable on the Notes is not linked to the prices of the Underlyings at any time other than the Call Observation Dates and the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Prices of the Underlyings on the Call Observation Dates and the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Whether the Notes are called depends on the Official Closing Prices of the Underlyings on the Call Observation Dates. If the Notes are not called, even if the price of

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the Least Performing Underlying is greater than or equal to its Barrier Value during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a price that is less than its Barrier Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the price of the Least Performing Underlying prior to such decrease. Although the actual prices of the Underlyings on the Maturity Date or at other times during the term of the Notes may be more favorable than their respective prices on the Call Observation Dates or the Final Valuation Date, whether the Notes are called and the Payment at Maturity will be based solely on the Official Closing Prices of the Underlyings on the applicable Call Observation Dates and the Final Valuation Date.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Concentration of investment in telecommunications industry.

All of the Underlyings are concentrated in the telecommunications industry. Consequently, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, environmental, political or regulatory occurrence affecting such industries than an investment linked to a more broadly diversified group of issuers.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of either Underlying relative to its Initial Value. We cannot predict the Official Closing Price of either Underlying on any Call Observation Date or the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of either Underlying or return on the Notes.

The table and examples below illustrate how the payments on the Notes would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of either Underlying. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples assume the following:

▶	Principal Amount:	$1,000
▶	Hypothetical Initial Value	$100.00*
▶	Hypothetical Barrier Value:	70.00, 70.00% of the Initial Value
▶	Hypothetical Coupon Rate (paid quarterly):	2.125% for each quarter (equal to 8.50% per annum).
▶	Term:	12 months

* The hypothetical Initial Value of $100.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of either Underlying. The actual Initial Value of each Underlying will be set forth in the final pricing supplement to which this free writing prospectus relates.

Summary of the Examples

The table below illustrates the total payment on the Notes on a $1,000 investment in the Notes for a hypothetical range of the Least Performing Underlying’s performance, assuming that the Notes are not called prior to maturity. The following results are based solely on the assumptions outlined below. You should consider carefully whether the Notes are suitable to your investment goals.

Hypothetical Reference Return of the Least Performing Underlying	Hypothetical Total Coupons Paid over the Term of the Notes:	Hypothetical Final Settlement Value (Excluding the Final Coupon Payment)	Hypothetical Total Payments on the Notes	Hypothetical Total Return on the Notes
100.00%	$85.00	$1,000.00	$1,085.00	8.50%
75.00%	$85.00	$1,000.00	$1,085.00	8.50%
50.00%	$85.00	$1,000.00	$1,085.00	8.50%
40.00%	$85.00	$1,000.00	$1,085.00	8.50%
30.00%	$85.00	$1,000.00	$1,085.00	8.50%
20.00%	$85.00	$1,000.00	$1,085.00	8.50%
10.00%	$85.00	$1,000.00	$1,085.00	8.50%
0.00%	$85.00	$1,000.00	$1,085.00	8.50%
-10.00%	$85.00	$1,000.00	$1,085.00	8.50%
-20.00%	$85.00	$1,000.00	$1,085.00	8.50%
-25.00%	$85.00	$1,000.00	$1,085.00	8.50%
-30.00%	$85.00	$1,000.00	$1,085.00	8.50%
-40.00%	$85.00	$600.00	$685.00	-31.50%
-50.00%	$85.00	$500.00	$585.00	-41.50%
-75.00%	$85.00	$250.00	$335.00	-66.50%
-100.00%	$85.00	$0.00	$85.00	-91.50%

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Hypothetical Examples of Payments on the Notes

In addition to the payment upon an automatic call or at maturity, you will be entitled to receive coupon payments quarterly on each Coupon Payment Date, up to and including the Maturity Date (or the Call Payment Date corresponding to a Call Observation Date on which the Notes are automatically called, if applicable).

The examples provided herein are for illustration purposes only. The actual payments on the Notes will depend on whether the Notes are automatically called and the Final Value of the Least Performing Underlying. You should not take these examples as an indication of potential payments. It is not possible to predict whether the Notes will be automatically called and whether or to what extent the Final Value of the Least Performing Underlying will be less than its Barrier Value.

Example 1—The Notes are automatically called on the first Call Observation Date.

Underlying	Initial Value	Final Value
T	$100.00	$130.00 (130.00% of Initial Value)
VZ	$100.00	$115.00 (115.00% of Initial Value)
CSCO	$100.00	$105.00 (105.00% of Initial Value)

Because the Official Closing Price of each Underlying on the first Call Observation Date is at or above its Initial Value, the Notes will be called and you will receive $1,021.25 per Note, reflecting the Principal Amount plus the final coupon payment, resulting in a 2.125% return on the Notes. No extra payment will be made on account of each Underlyings closing above their respective Initial Values.

Example 2— The Notes are not called, the Final Value of the Least Performing Underlying is greater than or equal to its Barrier Value.

Underlying	Initial Value	Final Value
T	$100.00	$110.00 (110.00% of Initial Value)
CSCO	$100.00	$95.00 (95.00% of Initial Value)
VZ	$100.00	$85.00 (85.00% of Initial Value)

VZ is the Least Performing Underlying.

Because the Final Value of the Least Performing Underlying is greater than or equal to its Barrier Value, you will receive $1,000 per $1,000 in Principal Amount plus the final coupon payment of $21.25. When added to the coupon payments of $63.75 received in respect of the prior Coupon Payment Dates, we will have paid you a total of $1,085.00 per Note, resulting in an 8.50% return on the Notes.

FWP-13

Example 3—The Notes are not called, the Final Value of the Least Performing Underlying is less than its Barrier Value.

Underlying	Initial Value	Final Value
T	$100.00	$65.00 (65.00% of Initial Value)
VZ	$100.00	$70.00 (70.00% of Initial Value)
CSCO	$100.00	$75.00 (70.00% of Initial Value)

T is the Least Performing Underlying.

Because the Final Value of the Least Performing Underlying is less than its Barrier Value, you will receive $650.00 per $1,000 in Principal Amount, calculated as follows:

Final Settlement Value = $1,000 + ($1,000 x -35.00%) = $650.00

You will also receive the final coupon payment of $21.25. When added to the coupon payments of $63.75 received in respect of the prior Coupon Payment Dates, we will have paid you a total of $735.00 per Note, resulting in a -26.50% return on the Notes.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will be exposed to any decrease in the price of the Least Performing Underlying on a 1:1 basis and could lose up to 100% of your principal at maturity.

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INFORMATION RELATING TO THE UNDERLYINGS

Description of AT&T Inc.

AT&T Inc. is a communications holding company. The company, through its subsidiaries and affiliates, provides local and long-distance phone service, wireless and data communications, Internet access and messaging, IP-based and satellite television, security services, telecommunications equipment, and directory advertising and publishing. Its common stock trades on the New York Stock Exchange under the symbol "T." Information filed by the Underlying with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) can be located by reference to its SEC file number: 001-08610 or its CIK Code: 0000732717. Shares of the Underlying trade and are listed on the NYSE under the symbol “T.”

Historical Performance

The graph to the right illustrates the daily performance of this Underlying from September 5, 2009 through September 5, 2019 based on information from the Bloomberg Professional® service. Historical prices and past performance of this Underlying is not indicative of its future performance.

Description of Verizon Communications Inc.

Verizon Communications Inc. is an integrated telecommunications company that provides wire line voice and data services, wireless services, Internet services, and published directory information. The company also provides network services for the federal government including business phone lines, data services, telecommunications equipment and payphones. Information filed by VZ with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08606 or its CIK Code: 0000732712. Shares of the Underlying trade and are listed on the NYSE under the symbol “VZ.”

Historical Performance

The graph to the right illustrates the daily performance of this Underlying from September 5, 2009 through September 5, 2019 based on information from the Bloomberg Professional® service. Historical prices and past performance of this Underlying is not indicative of its future performance.

Description of Cisco Communications Inc.

Cisco Systems, Inc. designs, manufactures, and sells Internet Protocol based networking and other products related to the communications and information technology industry and provide services associated with these products and their use. The company provides products for transporting data, voice, and video within buildings, across campuses, and globally. Information filed by CSCO with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-18225 or its CIK Code: 0000858877. Shares of the Underlying trade and are listed on Nasdaq under the symbol “CSCO.”

Historical Performance

The graph to the right illustrates the daily performance of this Underlying from September 5, 2009 through September 5, 2019 based on information from the Bloomberg Professional® service. Historical prices and past performance of this Underlying is not indicative of its future performance.

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EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the final Call Observation Date and the Final Valuation Date. If a market disruption event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date. For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Final Value will be made on such date, irrespective of the existence of a market disruption event with respect to the other Underlying occurring on such a date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.00% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, each Note should be treated as a put option written by you (the “Put Option”) that permits us to “cash settle” the Put Option, and a deposit with us of cash in an amount equal to the Principal Amount of the Note (the “Deposit”) to secure your potential obligation under the Put Option, as described in the prospectus supplement under the heading “U.S. Federal Income Tax Considerations – Tax Treatment of U.S. Holders –Certain Notes Treated as Put Option and a Deposit or an Executory Contract – Certain Notes Treated as a Put Option and a Deposit.” We intend to treat the Notes consistent with this approach, and we intend to treat the Deposits as non-contingent debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat each Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. We do not plan to request a ruling from the

FWP-16

Internal Revenue Service (the “IRS”) regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.

We will not attempt to ascertain whether any Underlying would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If any Underlying were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Underlyings, and consult your tax advisor regarding the possible consequences to you if any Underlying is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders – Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as a Put Option and a Deposit” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). For purposes of dividing the total coupon rate of at least 8.50% (to be determined on the Pricing Date) on the Notes among interest on the Deposit and Put Premium, [ ]% constitutes interest on the Deposit and [ ]% constitutes Put Premium.

If the Notes are redeemed prior to maturity, you should recognize the total Put Premium received as short-term capital gain at that time.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the coupon payments is uncertain, the entire amount of the coupon payments will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$    Autocallable Yield Notes
Linked to the Least Performing of
AT&T Inc., Verizon Communications
Inc., and Cisco Systems, Inc.

September 11, 2019

Free Writing Prospectus

Free Writing Prospectus
General	FWP-7
Payment on the Notes	FWP-7
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-12
Information Relating to the Underlyings	FWP-15
Events of Default and Acceleration	FWP-16
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-16
U.S. Federal Income Tax Considerations	FWP-16

Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Terms of the Notes	S-7
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-13

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	36
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58